January 27, 2022
Tidal ETF Trust
898 N. Broadway, Suite 2
Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 9, 2020, regarding the sale of an unlimited number of shares of beneficial interest of the Gotham Enhanced 500 ETF, a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.